Exhibit 99.1

Company Contact:
Susan Lewis/VP, Investor & Media Relations
(646) 364-0215 or slewis@aeropostale.com

Media Contact:
Leigh Parrish, FTI Consulting
(212) 850-5651 or leigh.parrish@fticonsulting.com

Sycamore Partners Contact:
Michael Freitag or Blair Fasbender
Joele Frank, Wilkinson Brimmer Katcher
(212) 355-4449

FOR IMMEDIATE RELEASE

AÉROPOSTALE ANNOUNCES CLOSING OF STRATEGIC PARTNERSHIP AND
$150 MILLION FINANCING TRANSACTION WITH AFFILIATES OF SYCAMORE PARTNERS

New York, New York, May 27, 2014 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today announced that it has entered into definitive agreements with respect to its previously announced strategic partnership and $150 million senior secured credit facilities with  Sycamore Partners.

As previously announced on March 13, 2014, the senior secured credit facilities with affiliates of Sycamore Partners consist of a five-year $100 million term loan facility and a ten-year $50 million term loan facility that includes a sourcing arrangement with MGF Sourcing, also an affiliate of Sycamore Partners.  Aéropostale has issued convertible preferred stock to Sycamore Partners, giving Sycamore the right to acquire up to 5% of the Company’s common stock at an exercise price of $7.25, the closing price of the Company’s common stock on March 12, 2014.  Additionally, through the new strategic sourcing partnership with MGF Sourcing, Aéropostale has committed to complete minimum merchandise purchases each year for ten years.  As the Company fulfills its minimum purchase requirements under the sourcing partnership, all amortization payments of the associated term loan facility will be fully rebated.  The sourcing partnership significantly diversifies the Company’s apparel production and further optimizes its supply chain, and all of the Company's sourcing orders will continue to be awarded through a competitive bidding process.

In connection with the closing of the transaction, the Company has appointed two new members to its Board of Directors: Stefan Kaluzny, managing director at Sycamore Partners, and Julian Geiger, former Director and Chief Executive Officer of Crumbs Bake Shop and former Chairman and Chief Executive Officer of Aéropostale, Inc. and, Arthur Rubinfeld is stepping down as a director of the Company.  In addition, the Company’s Board of Directors will nominate Kenneth Gilman, currently a director of Zale Corporation and Kate Spade & Co., for election by the Company’s stockholders as an independent director at the Company’s annual stockholder meeting this year.  Mr. Gilman was mutually selected by the Company’s Board and Sycamore Partners, as previously announced.

Karin Hirtler-Garvey, Chairperson of Aéropostale, commented, “The Board and management team are very pleased to have completed this transaction with Sycamore Partners, which strengthens the Company’s financial position, broadens Aéropostale’s already strong sourcing base, and provides additional runway for management to continue executing key strategic initiatives to reposition the Aéropostale brand.  We look forward to working with Stefan, and to gaining the fresh insights and extensive retail expertise he brings to our Board.  Further, we are pleased to have Julian return to the Board and to have access to his experience in successfully building Aéropostale into a leading teen retailer. At the same time, we thank Arthur for his dedicated service and the counsel he has provided as a member of the Board.”

Mr. Kaluzny stated, “We continue to believe there is tremendous value in Aéropostale’s business.  We are very pleased to partner with the Company’s other Board members and management team to help Aéropostale realize the full potential of its brand.”

Additional information regarding the definitive agreement can be obtained in the Company’s Form 8-K to be filed with the Securities and Exchange Commission.

About Aeropostale, Inc.
Aeropostale®, Inc. is a primarily mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men through its Aeropostale® stores and 4 to 12 year-old kids through its P.S. from Aeropostale® stores. The Company provides customers with a focused selection of high quality fashion and fashion basics at compelling values in an innovative and exciting store environment. Aeropostale® maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aeropostale® products can only be purchased in Aeropostale® stores and online at www.Aeropostale.com. P.S. from Aeropostale® products can be purchased in P.S. from Aeropostale® stores and online at www.ps4u.com and www.Aeropostale.com. The Company currently operates 854 Aeropostale® stores in 50 states and Puerto Rico, 77 Aeropostale stores in Canada and 150 P.S. from Aeropostale® stores in 31 states and Puerto Rico. In addition, pursuant to various licensing agreements, our licensees currently operate 123 Aeropostale® locations and one Aeropostale® and P.S. from Aeropostale® store in the Middle East, Asia, Europe, and Latin America.  Since November 2012, Aéropostale, Inc. acquired and now operates GoJane.com, Inc., an online women’s fashion footwear and apparel retailer.

About Sycamore Partners
Sycamore Partners is a private equity firm based in New York. Sycamore raised its first fund in 2011 with more than $3 billion in commitments from leading foundations, endowments, family offices, pension and sovereign wealth investors. Sycamore specializes in consumer and retail-related investments and its strategy is to partner with established management teams to improve the operating performance of their businesses. The firm’s investment portfolio currently includes Hot Topic, Inc.; Jones Apparel; Kurt Geiger; MGF Sourcing; Nine West Holdings, Inc.; Pathlight Capital; Stuart Weitzman; and The Talbots, Inc.  For more information, please visit www.SycamorePartners.com.

About MGF Sourcing
MGF Sourcing is one of the largest apparel sourcing, manufacturing, and supply chain companies in the world.  Formerly part of L Brands, MGF Sourcing received a controlling investment from Sycamore Partners in November 2011. With more than 40 years of experience and over 700 skilled associates worldwide, MGF Sourcing is proud to be the sourcing and production partner to some of the world’s best apparel brands.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" MADE IN RELIANCE UPON THE SAFE HARBOR PROVISIONS OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, COST SAVINGS, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ANY  GROWTH STRATEGIES; RISKS ASSOCIATED WITH THE COMPANY'S ABILITY TO IMPLEMENT AND REALIZE THE ANTICIPATED BENEFITS OF THE  COMPANY'S STRATEGIC INITIATIVES AND COST REDUCTION PROGRAM, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.